DATE: July 11, 2006
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS ANNOUNCES EXTENSION TO JULY 19 OF
CASH TENDER OFFER FOR LASERSCOPE ACQUISITION
MINNEAPOLIS, MN, July 11, 2006 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD), the global leader in providing pelvic health solutions to urologists and gynecologists, announced today that it has extended the expiration date of its cash tender offer for shares of Laserscope (NASDAQ: LSCP).
As previously announced and unanimously approved by the Boards of Directors of both companies, the tender offer is to acquire all of the outstanding shares of Laserscope at a purchase price of $31.00 net per share, pursuant to an Agreement and Plan of Merger, dated June 3, 2006. The Laserscope Board of Directors has recommended that Laserscope shareholders tender their shares into the offer. Through the close of business on July 10, 2006, a total of 3,903,637 Laserscope shares had been tendered, constituting approximately 17.4 percent of the shares outstanding.
The expiration for the tender offer has been extended to 12:00 midnight, central time, on Wednesday, July 19, 2006, unless further extended. As initially announced, the tender offer was scheduled to expire at 12:00 midnight, central time, on Wednesday, July 12, 2006. Martin J. Emerson, President and Chief Executive Officer, commented, “We have extended the tender offer period to allow for additional time to reach our minimum condition of 90 percent of Laserscope shares being tendered. In addition, while we have successfully completed our offering of convertible senior subordinated notes, we have an aggressive schedule to complete the senior secured loan facility to fund a portion of the purchase price. We have completed the syndication and negotiation of loan documentation for the senior secured loan facility. The tender extension will allow completion of the various procedural steps necessary to close the facility.”
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to provide approximately 170,000 patient cures in 56 countries during 2005. More information about AMS can be found on its website at www.AmericanMedicalSystems.com.

American Medical Systems
July 11, 2006

About Laserscope
Laserscope designs, manufactures, sells and services an advanced line of minimally invasive medical products worldwide including medical laser systems and related energy delivery devices for the office, outpatient surgical center and hospital markets. More information about Laserscope can be found on its website at www.Laserscope.com.
Additional Information
This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Laserscope. American Medical Systems Holdings, Inc. has filed a tender offer statement with the Securities and Exchange Commission (SEC) and Laserscope has filed a solicitation/recommendation statement with respect to the offer. Laserscope shareholders are advised to read the tender offer statement regarding the acquisition of Laserscope referenced in this news release, and the related solicitation/recommendation statement. The tender offer statement and the solicitation/recommendation statement contain important information that should be read carefully before any decision is made with respect to the offer. These documents will be made available to all shareholders of Laserscope at no expense to them. These documents will also be available at no charge on the SEC’s web site at www.sec.gov. Shareholders may also obtain copies of these documents without charge by requesting them from Laserscope, Inc. in writing at 3070 Orchard Drive, San Jose, CA 95134, or by phone at 408-943-0636.

Contact:	Carmen Diersen Executive Vice President and Chief Financial Officer 952-930-6495 Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson President and Chief Executive Officer 952-930-6334 Marty.Emerson@AmericanMedicalSystems.com